Exhibit 1(f)


     Articles Supplementary Classifying Shares of Authorized Capital Stock, and Creating Two Additional Classes of Common Stock


      MERRILL LYNCH UTILITIES AND TELECOMMUNICATION FUND, INC. (hereinafter called the "Corporation"), a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

1. Pursuant to the Articles of Amendment, filed with the State Department of Assessments and Taxation of the State of Maryland, the Corporation amended its charter to redesignate its Class A Common Stock as "Investor A Common Stock," its Class B Common Stock as "Investor B Common Stock," its Class C Common Stock as "Investor C Common Stock," and its Class I Common Stock as "Institutional Common Stock."

2. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended, with the authority to issue Four Hundred Million (400,000,000) shares of capital stock as follows:

      Classes                             Number of Authorized Shares
      -------                             ---------------------------
      Investor A Common Stock                     100,000,000
      Investor B1 Common Stock                    100,000,000
      Investor C1 Common Stock                    100,000,000
      Institutional Common Stock                  100,000,000

                                       Total:     400,000,000

      All shares of all classes of the Corporation's capital stock have a par value of Ten Cents ($.10) per share and an aggregate par value of Forty Million Dollars ($40,000,000).

3.    The Board of Directors of the Corporation, acting in accordance with
      Section 2-105(c) of the Maryland General Corporation Law and Article IV, paragraph 2 of the Articles of Incorporation of the Corporation, as amended and supplemented, hereby increases the total number of authorized shares of Common Stock of the Corporation by Two Hundred Million (200,000,000) shares and designates such newly authorized shares as follows: (i) One Hundred Million (100,000,000) authorized and unissued shares are classified as Investor B Common Stock and (ii) One Hundred Million (100,000,000) authorized and unissued shares are classified as Investor C Common Stock

4. The preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of Investor B Common Stock are as follows:

      The Investor B Common Stock of the Corporation shall represent the same interest in the Corporation and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the Investor B1 Common Stock as of the date of these

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      Articles Supplementary, except as otherwise set forth in the Corporation's charter and further except that:

      (i) Expenses related to the account maintenance and distribution of the Investor B Common Stock shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

      (ii) Such account maintenance and distribution expenses borne solely by Investor B Common Stock shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class.

5. The preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of Investor C Common Stock are as follows:

      The Investor C Common Stock of the Corporation shall represent the same interest in the Corporation and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as the Investor C1 Common Stock as of the date of these Articles Supplementary, except as otherwise set forth in the Corporation's charter and further except that:

      (i) Expenses related to the account maintenance and distribution of the Investor C Common Stock shall be borne solely by such class and such class shall have exclusive voting rights with respect to matters relating to the expenses being borne solely by such class; and

      (ii) Such account maintenance and distribution expenses borne solely by Investor C Common Stock shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of such class.


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

6. After the increase in the number of authorized shares and the classification of the newly authorized shares, the Corporation will have the authority to issue Six Hundred Million (600,000,000) shares of capital stock as follows:

      Classes                                 Number of Authorized Shares
      -------                                 ---------------------------
      Investor A Common Stock                        100,000,000
      Investor B Common Stock                        100,000,000
      Investor B1 Common Stock                       100,000,000
      Investor C Common Stock                        100,000,000
      Investor C1 Common Stock                       100,000,000
      Institutional Common Stock                     100,000,000

                                          Total:     600,000,000

      After the increase in the number of authorized shares and the classification of the newly authorized shares, all shares of all classes of the Corporation's capital stock will have a par value of Ten Cents ($0.10) per share, and an aggregate par value of Sixty Million Dollars ($60,000,000).

6. These Articles Supplementary shall be effective as of the 29th day of September, 2006.


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

      IN WITNESS WHEREOF, MERRILL LYNCH UTILITIES AND TELECOMMUNICATION FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the day of , 2006.


                                        MERRILL LYNCH UTILITIES AND
                                        TELECOMMUNICATION FUND, INC.


                                             By: ___________________________
                                                 Robert C. Doll, Jr.
                                                 President
Attest:


______________________________
Alice A. Pellegrino
Secretary

      The undersigned, President of MERRILL LYNCH UTILITIES AND TELECOMMUNICATION FUND, INC. who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that as to all of the matters and facts required to be verified under oath, that to the best of his knowledge, information and belief, the matters set forth therein are true in all material respects, under the penalties of perjury.


Dated:                  , 2006               By: ___________________________
                                                 Robert C. Doll, Jr.
                                                 President


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